Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”), dated as of March 20, 2025, is made and entered into by and between Talya Nevo-Hacohen (“Consultant”) and Sabra Health Care REIT, Inc. (“Company”).
WHEREAS, Consultant will be retiring from her position as Chief Investment Officer of the Company effective December 31, 2025;
WHEREAS, Company and Consultant desire to enter into a relationship whereby Consultant will provide consulting services to the Company for two years following her retirement, as described below; and
WHEREAS, it is the parties’ intention that Consultant be an independent contractor and not Company’s employee, and that, to the fullest extent allowed by law, Consultant will retain sole and absolute discretion, judgment, and control over the manner and means of performing the Services.
NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.    Appointment as Consultant. Company hereby appoints Consultant to act as an independent consultant to provide the Services, effective as of January 1, 2026 (the “Effective Date”). From the date this Agreement is executed, through the Effective Date, Consultant will continue to be employed by the Company pursuant to the terms of the Executive Employment Agreement between Consultant and the Company dated December 24, 2019 (the “Employment Agreement”).
2.    Consulting Services. Consultant shall perform consulting services during the Term as reasonably requested by Company through Company’s Board of Directors or Chief Executive Officer in connection with transitioning Consultant’s successor into the position of Chief Investment Officer of the Company (collectively, the “Services”).
3.    Independent Contractor Status. As of the Effective Date, Consultant is not an employee of Company for any purpose whatsoever, including state and federal taxes and workers' compensation insurance, but is an independent contractor. Neither this Agreement, the relationship created between the parties hereto pursuant to this Agreement, nor any course of dealing between the parties hereto is intended, during the Term, to create, or shall create, an employment relationship, a joint venture, partnership, or any similar relationship. During the Term, Company is interested only in the results obtained by Consultant, who shall have sole control of the manner and means of performing under this Agreement. Consultant’s work performing the Services is work that is outside Company’s usual course of business.

4.    Nature of Consultant's Relationship to Company. The nature of Consultant’s independent contractor relationship with Company during the Term shall be further defined as follows:
(a)    State and Federal Taxes. Company will not withhold any monies for any state, local or federal taxing authorities from any amounts earned by Consultant pursuant to this Agreement. To the extent required by law, Company shall prepare and file a Form 1099 with the Internal Revenue Service (“IRS”) reporting the amounts paid to Consultant. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s earnings hereunder, including estimated taxes. Consultant hereby indemnifies Company for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Company arising out of Consultant’s breach of this paragraph.
(b)    Fringe Benefits. Consultant shall receive no fringe benefits under this Agreement whatsoever, and accordingly, shall receive no insurance benefits (medical, dental or otherwise), disability income, vacation, holiday pay, sick pay, or any other benefits from and after the Effective Date. Consultant hereby waives the right to receive any such benefits that Company provides to its employees, except with regards to any benefits (and reimbursement therefor) Consultant may be entitled to pursuant to COBRA or Cal-COBRA, as applicable.
(c)    Consultant’s Expenses. Consultant shall be reimbursed for any expenses incurred by Consultant in performing the Services hereunder, including, but not limited to, travel, long distance telephone, Federal Express, and hotels, provided, that Company’s Chief Executive Officer’s prior approval shall be required once total monthly expenses exceed $2,500. Consultant shall obtain and maintain at Consultant’s sole expense any licenses or insurance required by federal, state or local law.
(d)    Non-Exclusivity of Services. Consultant is free to pursue any and all outside activities and/or employment as Consultant desires, and Company acknowledges that Consultant will likely be involved in other business activities, contracting and/or employment.
5.    Compensation. As payment for the Services during the Term, Company shall pay Consultant a consulting fee of $900,000 per year, which shall be paid in substantially equal installments on a monthly basis. In addition, for the period beginning on the Effective Date through December 31, 2027, the Company shall pay Consultant a monthly gross cash amount equal to one hundred and two percent (102%) of the total monthly cost of Company and Consultant’s premiums for December 2025 to reimburse Consultant for the cost of medical benefits coverage at the same level she was provided during the final year of her employment with the Company (together with the consulting fee, the “Consulting Fees”). Subject to Consultant’s compliance with the terms of this Agreement, any earned Consulting Fees shall be paid in arrears by the fifteenth (15th) day of the month following the month in which the Services were performed. Consultant shall also timely receive payment of “Accrued Obligations,” as defined in Section 5(a) of the Employment Agreement.

6.     Equity. While serving as Chief Investment Officer of the Company, Consultant was granted time-based and performance-based equity awards, a portion of which remain unvested as of the Effective Date. The unvested portion of such awards will continue to vest and deliver during the Term in accordance with the terms of such awards. In addition, Consultant’s vested but deferred equity awards shall become payable in accordance with their terms. The attached Exhibit A sets forth outstanding equity awards (including unvested awards and awards that are vested but deferred).
7.    Term and Termination. The term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2027 (the “Term”). For clarity, this Agreement does not terminate upon a “Change in Control” and may not be terminated by the Company for “Good Cause,” as such terms are defined in the Employment Agreement.
8. Change in Control. If a Change in Control occurs during the Term, Consultant’s unvested equity awards shall become fully vested and payable and Consultant’s vested but deferred equity awards shall become payable in accordance with their terms. The excise tax reduction described in Section 6 of the Employment Agreement shall continue to apply to such equity acceleration.
9.    Confidential Information.
(a)    Consultant shall not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as defined below) of which Consultant is or becomes aware, whether or not such information is developed by Consultant, except to the extent that such disclosure or use is directly related to and required by Consultant’s performance in good faith of duties for Company. During the Term, Consultant will take all appropriate steps to safeguard Confidential Information in Consultant’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Consultant shall deliver to Company at the termination of this Agreement, or at any time Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of the business of Company which Consultant may then possess or have under Consultant’s control. Notwithstanding the foregoing, Consultant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Company and its counsel the documents and other information sought, and shall assist Company and such counsel in appropriately responding to such process. Nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Consultant does not need prior authorization to make any such reports or disclosures and is not required to notify Company of such reports or disclosures. Pursuant to the Defend Trade Secrets Act of 2016, Consultant acknowledges that she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Consultant understands that Company will not retaliate against her in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Consultant files any type of proceeding against Company alleging that Company retaliated against her because of her disclosure, Consultant may disclose the relevant Confidential Information to her attorney and may use the Confidential Information in the proceeding if (x) Consultant files any document containing the Confidential Information under seal, and (y) Consultant does not otherwise disclose the Confidential Information except pursuant to court, arbitral order, or as otherwise allowed by law.
(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Company in connection with its business, including, but not limited to, information, observations and data obtained by Consultant while providing Services to Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published or otherwise disclosed or disseminated (other than a disclosure by Consultant in breach of this Agreement) in a form generally available to the public prior to the date Consultant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published.
10.    No Breach of Contract. Consultant hereby represents to Company that, as of the date hereof and as of the Effective Date: (i) the execution and delivery of this Agreement by Consultant and Company and the performance by Consultant of the Services hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Consultant is a party or otherwise bound or any judgment, order or decree to which Consultant is subject; (ii) that Consultant has no information (including, without limitation, confidential information and trade secrets) relating to any other individual, company or other entity which would prevent, or be violated by, Consultant entering into this Agreement or performing the Services hereunder; (iii) Consultant is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement and the Employment Agreement) with any other individual, company or other entity which would prevent, or be violated by, Consultant entering into this Agreement or performing the Services hereunder; and (iv) Consultant understands Company will rely upon the accuracy and truth of the representations and warranties of Consultant set forth herein and Consultant consents to such reliance.
11.     Release. As a condition precedent to entering into this Agreement, Consultant shall provide the Company with a valid, executed general release agreement in substantially the form attached hereto as Exhibit B (the “Release”), and such Release shall have not been revoked by Consultant pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to Consultant on the date hereof, and Consultant shall be required to execute and return the Release to the Company no later than twenty one (21) days following the date hereof. Upon or promptly following the Effective Date (and in any event within twenty-one (21) days following the Effective Date), Consultant hereby agrees to execute an additional Release in the same form (the “Bring-Down Release”). Consultant hereby agrees that the Bring-Down Release will require Consultant to acknowledge and agree that (subject to Consultant receiving all payments, benefits, and other remuneration Consultant is entitled to under the Employment Agreement) Consultant has received all amounts owed for Consultant’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits. Consultant acknowledges that the Company’s obligation to pay the benefits described in Sections 5, 6, and 8 above is subject to Consultant’s execution of the Bring-Down Release and Consultant not revoking the Bring-Down Release pursuant to any revocation rights afforded by applicable law.
12.    Entire Agreement; Interpretation. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof, written or otherwise. This Agreement may be amended or modified only by a written instrument of each of the parties to this Agreement.
13.    Assignment; Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, Company and its successors and assigns; however, this Agreement is personal to Consultant and may not be assigned by Consultant in whole or in part.
14.    Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
15.    Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles.
16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
17.    Notices. Any notice to Company required or permitted under this Agreement shall be given in writing to Company, by email addressed to the Chief Executive Officer of the Company, or if there is no such officer at such time, the Chair of the Board of Directors of Company, in each case by email to the email address for such officer or director. Any such notice to Consultant shall be given in a like manner at her email address then shown in Company’s files.
18.    Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that each party has had the opportunity to consult with legal counsel of its choice.
*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first written above.

    “CONSULTANT”

    By: /s/ Talya Nevo-Hacohen
        Talya Nevo-Hacohen

“COMPANY”

Sabra Health Care REIT, Inc.

By: /s/ Richard K. Matros
Name:    Richard K. Matros
Title:    Chief Executive Officer,
    President and Chair

[Signature Page to Consulting Agreement]

EXHIBIT A

SCHEDULE OF OUTSTANDING EQUITY AWARDS

Agreement	Type of Units	Grant Date	Vesting Date	Outstanding Units[1]
2021 FFO Award Agreement	FFO Units	December 28, 2021	December 31, 2024	19,923
2022 FFO Award Agreement	FFO Units	December 27, 2022	December 31, 2025	25,293
2023 FFO Award Agreement	FFO Units	December 28, 2023	December 31, 2026	23,816
2024 FFO Award Agreement	FFO Units	December 27, 2024	December 31, 2027	21,416
2021 Time-Based Award Agreement	Time-Based Units	December 28, 2021	December 31, 2022	8,716
			December 31, 2023	8,716
			December 31, 2024	8,716
			December 31, 2025	8,717
2022 Time-Based Award Agreement	Time-Based Units	December 27, 2022	December 31, 2023	11,065
			December 31, 2024	11,066
			December 31, 2025	11,065
			December 31, 2026	11,066
2023 Time-Based Award Agreement	Time-Based Units	December 28, 2023	December 31, 2024	10,419
			December 31, 2025	10,420
			December 31, 2026	10,419
			December 31, 2027	10,420
2024 Time-Based Award Agreement	Time-Based Units	December 27, 2024	December 31, 2025	9,369
			December 31, 2026	9,369
			December 31, 2027	9,369
			December 31, 2028	9,370
2021 TSR Award Agreement	TSR Units	December 28, 2021	December 31, 2024	34,843
2022 TSR Award Agreement	TSR Units	December 27, 2022	December 31, 2025	43,067
1 Vesting for FFO and TSR Awards is at target. All listed awards are exclusive of any dividend equivalents reinvested pursuant to the terms of the applicable agreement.
A-1

2023 TSR Award Agreement	TSR Units	December 28, 2023	December 31, 2026	45,733
2024 TSR Award Agreement	TSR Units	December 27, 2024	December 31, 2027	39,191
A-2

EXHIBIT B

FORM OF GENERAL RELEASE AGREEMENT

1.    Release. Talya Nevo-Hacohen (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Sabra Health Care REIT, Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any obligations under the Consulting Agreement dated as of March 20, 2025 by and between the Company and Executive (the “Consulting Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter, under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company), or as required by law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    Acknowledgement of Payment of Wages. Executive acknowledges that Executive has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.
3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a)    In return for this Agreement, Executive will receive consideration beyond that which she was already entitled to receive before executing this Agreement;
(b)    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    Executive was given a copy of this Agreement on March 20, 2025, and informed that he or she had twenty one (21) days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to the expiration of such 30-day period he or she will have done so voluntarily and with full knowledge that Executive is waiving his or her right to have twenty one (21) days to consider this Agreement; and that such twenty one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty one (21) day period after Executive received it;
(d)    Executive was informed that she had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement and the Consulting Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention Richard K. Matros, Chief Executive Officer), 1781 Flight Way, Tustin, CA 92782, so that it is received within the seven-day period following the execution of this Agreement by Executive; and
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
5.    No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ______ day of ________ 2025, at ______________ County, California.
“EXECUTIVE”

Talya Nevo-Hacohen

EXECUTED this ______ day of ________ 2025, at ______________ County, California.

“COMPANY”

Sabra Health Care REIT, Inc.

By:
Name:
Title: